UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 17, 2005

Columbia Equity Trust, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-32536	20-1978579
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1750 H Street, N.W., Suite 500, Washington, District of Columbia		20006
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(202) 303-3080

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On July 29, 2005, Columbia Equity Trust, Inc. (the "Company") filed a current report on Form 8-K disclosing that the Company entered into a material definitive agreement (the "Purchase Agreement") on June 17, 2005 with Opus Real Estate Virginia III, L.L.C. (the "Seller") to acquire a two-story, approximately 85,000 square foot office building located in Chantilly, Virginia (the "Property") for $24.2 million.

The transaction will be funded 100% with proceeds raised through the Company's initial public offering which closed on July 5, 2005. The purchase of the Property under the Purchase Agreement is subject to customary closing conditions, including the satisfactory completion by the Company of a due diligence review of the Property during its inspection periods.

On July 25, 2005 the Company completed its initial due diligence review and committed to a deposit of $500,000 for the Property. The deposit will be credited toward the purchase price of the Property at the time of closing. If the Company elects to terminate the Purchase Agreement after July 25, 2005, but prior to closing, the escrow agent will release the deposit to the Seller except in the event of a failure of a condition to closing or an uncured default by the Seller.

There are no material relationships between the Company and the Seller. The Company provides no assurance that it will complete the purchase of the Property under the Purchase Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Columbia Equity Trust, Inc.

July 29, 2005	By:	/s/ John A. Schissel

Name: John A. Schissel
Title: Chief Financial Officer